Altus Power, Inc. Announces Third Quarter 2023 Financial Results

Third Quarter Financial Highlights

•Third quarter 2023 revenues of $45.1 million, an increase of 48% over third quarter 2022
•GAAP net income of $6.8 million for third quarter 2023, an increase of $103 million over third quarter 2022
•Adjusted EBITDA* of $29.1 million for third quarter 2023, an increase of 50% over third quarter 2022
•Net Cash Provided by Operating Activities of $23.6 million for third quarter 2023, an increase of 82% over third quarter 2022
•Adjusted EBITDA margin* of 64% for third quarter 2023, equivalent to third quarter 2022

Recent Business Highlights

•Reaffirming 2023 adjusted EBITDA in the range of $97-103 million and adjusted EBITDA margin in the mid-to-high 50% range
•Executed agreement to acquire 121 MW of solar assets for $120.4 million significantly expanding Altus Power's presence in North and South Carolina
•Progressing towards construction completion of approximately 75 MW of new assets by the end of 2023
•Unveiled Altus IQ, an industry-first AI-powered comprehensive carbon accounting platform for businesses
•Total installed portfolio of approximately 721 MW at quarter end
•Trailing twelve-month generation of over 730,000 megawatt hours, avoiding in excess of 517,000 metric tons of CO2 equivalent on behalf of our clients1

STAMFORD, Conn, November 13, 2023 – Altus Power, Inc. (NYSE: AMPS), the leading commercial-scale provider of clean electric power, today announced its financial results for the third quarter of 2023.

“Despite challenging market conditions that are affecting large portions of our industry, Altus Power continues to deliver record growth in our adjusted EBITDA and operating cash flows, as demonstrated by our third quarter results,” said Gregg Felton, Co-CEO of Altus Power. “We have a unique opportunity to expand our leadership position in the current environment. While developers are struggling with limited access to capital, Altus Power has excellent and growing access, providing us with a competitive advantage and allowing us to continue to scale our construction across the country."

“We continue to drive construction on many assets towards and across the finish line in multiple states and are pleased to see growing engagements with our CBRE and channel-partner sourced enterprise clients move through development and into construction,” said Lars Norell, Co-CEO of Altus Power. “Significant portions of our pipeline consist of community solar-eligible assets, and we're excited to be preparing for even greater flows of these opportunities as more states implement supporting programs.”
Third Quarter Financial Results
Operating revenues during the third quarter of 2023 totaled $45.1 million, compared to $30.4 million during the same period of 2022, an increase of 48%. The increase is primarily due to a greater number of solar energy facilities in operation as a result of construction completions as well as acquisitions during the past twelve months.
Third quarter 2023 GAAP net income totaled $6.8 million, compared to net loss of $96.6 million for the same period last year. The increase was primarily driven by changes in the non-cash remeasurement of alignment shares.

Adjusted EBITDA* during the third quarter of 2023 was $29.1 million, compared to $19.4 million for the third quarter of 2022, a 50% increase. The year-over-year growth in adjusted EBITDA* was primarily the result of increased revenue from additional solar energy facilities, partially offset by an increase in our general and administrative expenses associated with an increase in personnel.

2023 Guidance
1 Conversion from megawatt hours according to EPA AVERT Calculator

Altus Power reaffirmed 2023 adjusted EBITDA* in the range of $97-103 million, representing approximately 70% growth over 2022. The Company also continues to expect 2023 adjusted EBITDA margin* to be in the mid-to-high fifty percent range.
Use of Non-GAAP Financial Information
*Denotes non-GAAP financial measure. We present our operating results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We believe certain financial measures, such as adjusted EBITDA and adjusted EBITDA margin, provide users of our financial statements with supplemental information that may be useful in evaluating our business. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We define adjusted EBITDA as net income (loss) plus net interest expense, depreciation, amortization and accretion expense, income tax expense, acquisition and entity formation costs, non-cash compensation expense, and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, gain on fair value remeasurement of contingent consideration, gain on disposal of property, plant and equipment, change in fair value of redeemable warrant liability, change in fair value of alignment shares, loss on extinguishment of debt, and other miscellaneous items of other income and expenses. See below for explanations of each of these components.
We define adjusted EBITDA margin as adjusted EBITDA divided by operating revenues.
Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures that we use to measure our performance. We believe that investors and analysts also use adjusted EBITDA in evaluating our operating performance. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The GAAP measure most directly comparable to adjusted EBITDA is net income and to adjusted EBITDA margin is net income over operating revenues. The presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to suggest that our future results will be unaffected by non-cash or non-recurring items. In addition, our calculation of adjusted EBITDA and adjusted EBITDA margin are not necessarily comparable to adjusted EBITDA as calculated by other companies and investors and analysts should read carefully the components of our calculations of these non-GAAP financial measures.
We believe adjusted EBITDA is useful to management, investors and analysts in providing a measure of core financial performance adjusted to allow for comparisons of results of operations across reporting periods on a consistent basis. These adjustments are intended to exclude items that are not indicative of the ongoing operating performance of the business. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. Adjusted EBITDA should not be considered an alternative to but viewed in conjunction with GAAP results, as we believe it provides a more complete understanding of ongoing business performance and trends than GAAP measures alone. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.
In addition to adjusted EBITDA, we may also refer to exit portfolio annualized rate, or exit PAR, which is a non-GAAP measure. Exit PAR reflects the estimated annual adjusted EBITDA potential of our operating asset base at the end of the year and assumes customary weather, production, expenses and other economic and market conditions. We believe this metric can be helpful to assess our portfolio asset base in operation at the beginning of an annual period, e.g. if we were to receive the benefit of assets added for a full year even if they were added during a partial year. This figure is only an estimate and is based on a number of assumptions by Altus Power's management that may or may not be realized.

Altus Power does not provide GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty and without unreasonable effort, items such as acquisition and entity formation costs, gain on fair value remeasurement of contingent consideration, change in fair value of redeemable warrant liability, change in fair value of alignment shares. These items are uncertain, depend on various factors, and could be material to Altus Power’s results computed in accordance with GAAP.
Adjusted EBITDA Definitions
Interest Expense, Net. Interest expense, net represents interest on our borrowings under our various debt facilities, amortization of debt discounts and deferred financing costs, and unrealized gains and losses on interest rate swaps.

Depreciation, Amortization and Accretion Expense. Depreciation expense represents depreciation on solar energy systems that have been placed in service. Depreciation expense is computed using the straight-line composite method over the estimated useful lives of assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives or the remaining term of the lease. Amortization includes third party costs necessary to enter into site lease agreements, third party costs necessary to acquire PPA and NMCA customers and favorable and unfavorable rate revenues contracts. Third party costs necessary to enter into site lease agreements are amortized using the straight-line method ratably over 15-30 years based upon the term of the individual site leases. Third party costs necessary to acquire PPAs and NMCA customers are amortized using the straight-line method ratably over 15-25 years based upon the term of the customer contract. Estimated fair value allocated to the favorable and unfavorable rate PPAs and REC agreements are amortized using the straight-line method over the remaining non-cancelable terms of the respective agreements. Accretion expense includes over time increase of asset retirement obligations associated with solar energy facilities.

Income Tax (Expense) Benefit. We account for income taxes under FASB ASC 740, Income Taxes. As such, we determine deferred tax assets and liabilities based on temporary differences resulting from the different treatment of items for tax and financial reporting purposes. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Additionally, we must assess the likelihood that deferred tax assets will be recovered as deductions from future taxable income. We have a partial valuation allowance on our deferred state tax assets because we believe it is more likely than not that a portion of our deferred state tax assets will not be realized. We evaluate the recoverability of our deferred tax assets on a quarterly basis.

Acquisition and Entity Formation Costs. Acquisition and entity formation costs represent costs incurred to acquire businesses and form new legal entities. Such costs primarily consist of professional fees for banking, legal, accounting and appraisal services.

Stock-Based Compensation Expense. Stock-based compensation expense is recognized for awards granted under the Legacy Incentive Plans and Omnibus Incentive Plan, as defined in our 2022 Annual Report on Form 10-K, Note 20, "Stock-Based Compensation," to our consolidated financial statements.

Fair Value Remeasurement of Contingent Consideration. In connection with the Solar Acquisition (as defined in our 2022 Annual Report on Form 10-K, Note 11, “Fair Value Measurements,” to our consolidated financial statements) contingent consideration of up to an aggregate of $3.1 million may be payable upon achieving certain market power rates by the acquired solar energy facilities. The Company estimated the fair value of the contingent consideration for future earnout payments using a Monte Carlo simulation model. Significant assumptions used in the measurement include market power rates during the 36-month period, and the risk-adjusted discount rate associated with the business.

(Gain) Loss on Disposal of Property, Plant and Equipment. In connection with the disposal of assets, the Company recognizes a gain or loss on disposal of property, plant and equipment, which represents the difference between the consideration received and the carrying value of the disposed asset.

Change in Fair Value of Redeemable Warrant Liability. In connection with the Merger, the Company assumed a redeemable warrant liability composed of publicly listed warrants (the "Redeemable Warrants") and warrants issued to CBRE Acquisition Sponsor, LLC in the private placement (the "Private Placement Warrants"). Redeemable Warrant Liability was remeasured through the Redemption Date, and the resulting loss was included in the consolidated statements of operations.

Change in Fair Value of Alignment Shares Liability. Alignment Shares represent Class B common stock of the Company which were issued in connection with the business combination (the "Merger"). Class B common stock, par value $0.0001 per share ("Alignment Shares") are accounted for as liability-classified derivatives, which were remeasured as of December 31, 2022, and the resulting gain was included in the consolidated statements of operations. The Company estimates the fair value of outstanding Alignment Shares using a Monte Carlo simulation valuation model utilizing a distribution of potential outcomes based on a set of underlying assumptions such as stock price, volatility, and risk-free interest rates.

Other (Income) Expense, Net. Other income and expenses primarily represent interest income, state grants, and other miscellaneous items.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "aims," "believes," "expects," "intends," "may," “could,” "will," "should," "plans," “projects,” “forecasts,” “seeks,” “anticipates,” “goal,” “objective,” “target,” “estimate,” “future,” “outlook,” "strategy," “vision,” or variations of such words or similar terminology that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to Altus Power’s future prospects, developments and business strategies. These statements are based on Altus Power’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.
Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Altus Power’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) failure to obtain required consents or regulatory approvals in a timely manner or otherwise; (2) the ability of Altus Power to retain customers and maintain and expand relationships with business partners, suppliers and customers; (3) the ability of Altus Power to successfully integrate the acquisition of solar assets into its business and generate profit from their operations; (4) the risk that pending acquisitions may not close in the anticipated timeframe or at all due to a closing condition not being met (5) the risk of litigation and/or regulatory actions related to the proposed acquisition of solar assets; and (6) the possibility that Altus Power may be adversely affected by other economic, business, regulatory, credit risk and/or competitive factors.
Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found under the heading “Risk Factors” in Altus Power’s Form 10-K filed with the Securities and Exchange Commission on March 30th, 2023, as well as the other information we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made and the information and assumptions underlying such statement as we know it and on the date such statement was made, and Altus Power undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.
This press release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Altus Power and is not intended to form the basis of an investment decision in Altus Power. All subsequent written and oral forward-looking statements concerning Altus Power or other matters and attributable to Altus Power or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Conference Call Information
The Altus Power management team will host a conference call to discuss its second quarter 2023 financial results later this morning at 8:30 a.m. Eastern Time. The call can be accessed via a live webcast accessible on the Events & Presentations page in the Investor Relations section of Altus Power's website at https://investors.altuspower.com/events-and-presentations/default.aspx. An archive of the webcast will be available after the call on the Investor Relations section of Altus Power's website as well.

About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the leading commercial-scale provider of clean electric power serving commercial, industrial, public sector and Community Solar customers with end-to-end solutions. Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contact for Investor or Media Inquiries:

Chris Shelton, Head of Investor Relations
InvestorRelations@altuspower.com

Altus Power, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating revenues, net	$45,079	$30,438	$120,970	$74,399
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	7,825	4,488	21,382	12,842
General and administrative	8,194	6,560	23,847	19,502
Depreciation, amortization and accretion expense	13,719	7,134	38,054	20,819
Acquisition and entity formation costs	268	237	3,128	583
Loss (gain) on fair value remeasurement of contingent consideration	50	825	150	(146)
(Gain) loss on disposal of property, plant and equipment	—	(2,222)	649	(2,222)
Stock-based compensation	4,176	2,708	11,304	6,670
Total operating expenses	$34,232	$19,730	$98,514	$58,048
Operating income	10,847	10,708	22,456	16,351
Other (income) expense
Change in fair value of redeemable warrant liability	—	29,564	—	6,447
Change in fair value of Alignment Shares liability	(3,508)	72,418	(23,331)	9,367
Other expense (income), net	339	(2,267)	1,569	(2,860)
Interest expense, net	9,180	5,657	30,150	15,768
Total other expense	$6,011	$105,372	$8,388	$28,722
Income (loss) before income tax expense	$4,836	$(94,664)	$14,068	$(12,371)
Income tax benefit (expense)	1,940	(1,964)	(77)	(2,548)
Net income (loss)	$6,776	$(96,628)	$13,991	$(14,919)
Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	1,446	352	(3,781)	(2,473)
Net income (loss) attributable to Altus Power, Inc.	$5,330	$(96,980)	$17,772	$(12,446)
Net income (loss) per share attributable to common stockholders
Basic	$0.03	$(0.63)	$0.11	$(0.08)
Diluted	$0.03	$(0.63)	$0.11	$(0.08)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	158,719,684	154,455,228	158,687,373	153,482,503
Diluted	160,198,154	154,455,228	160,965,682	153,482,503

Altus Power, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	As of September 30, 2023	As of December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$68,184	$193,016
Current portion of restricted cash	3,802	2,404
Accounts receivable, net	23,385	13,443
Other current assets	2,686	6,206
Total current assets	98,057	215,069
Restricted cash, noncurrent portion	12,002	3,978
Property, plant and equipment, net	1,447,711	1,005,147
Intangible assets, net	47,103	47,627
Operating lease asset	152,865	94,463
Derivative assets	19,071	3,953
Other assets	7,630	6,651
Total assets	$1,784,439	$1,376,888
Liabilities, redeemable noncontrolling interests, and stockholders' equity
Current liabilities:
Accounts payable	$4,985	$2,740
Construction payable	10,791	9,038
Interest payable	8,495	4,436
Purchase price payable, current	22,495	12,077
Due to related parties	53	112
Current portion of long-term debt, net	34,111	29,959
Operating lease liability, current	3,670	3,339
Contract liability, current	3,377	2,590
Other current liabilities	8,623	3,937
Total current liabilities	96,600	68,228
Alignment shares liability	42,803	66,145
Long-term debt, net of unamortized debt issuance costs and current portion	908,034	634,603
Intangible liabilities, net	14,043	12,411
Purchase price payable, noncurrent	—	6,940
Asset retirement obligations	14,427	9,575
Operating lease liability, noncurrent	158,430	94,819
Contract liability, noncurrent	6,075	5,397
Deferred tax liabilities, net	14,426	11,011
Other long-term liabilities	2,928	4,700
Total liabilities	$1,257,766	$913,829
Commitments and contingent liabilities
Redeemable noncontrolling interests	23,601	18,133
Stockholders' equity
Common stock $0.0001 par value; 988,591,250 shares authorized as of September 30, 2023, and December 31, 2022; 158,989,953 and 158,904,401 shares issued and outstanding as of September 30, 2023, and December 31, 2022	16	16
Additional paid-in capital	482,634	470,004
Accumulated deficit	(28,147)	(45,919)
Accumulated other comprehensive loss	11,430	—
Total stockholders' equity	$465,933	$424,101
Noncontrolling interests	37,139	20,825
Total equity	$503,072	$444,926
Total liabilities, redeemable noncontrolling interests, and equity	$1,784,439	$1,376,888

Altus Power, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Nine months ended June 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$13,991	$(14,919)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, amortization and accretion	38,054	20,819
Non-cash lease expense	467	—
Deferred tax expense	67	2,370
Amortization of debt discount and financing costs	2,657	2,151
Change in fair value of redeemable warrant liability	—	6,447
Change in fair value of Alignment Shares liability	(23,331)	9,367
Remeasurement of contingent consideration	150	(146)
Loss (gain) on disposal of property, plant and equipment	649	(2,222)
Stock-based compensation	11,245	6,670
Other	243	(171)
Changes in assets and liabilities, excluding the effect of acquisitions
Accounts receivable	(5,668)	(6,405)
Due to related parties	(59)	—
Derivative assets	(52)	(2,387)
Other assets	3,236	2,927
Accounts payable	2,245	(1,209)
Interest payable	4,059	(2)
Contract liability	346	—
Other liabilities	797	1,549
Net cash provided by operating activities	49,096	24,839
Cash flows used for investing activities
Capital expenditures	(89,344)	(35,670)
Payments to acquire renewable energy businesses, net of cash and restricted cash acquired	(313,292)	—
Payments to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired	(28,259)	(13,342)
Proceeds from disposal of property, plant and equipment	2,350	3,605
Other	—	496
Net cash used for investing activities	(428,545)	(44,911)
Cash flows used for financing activities
Proceeds from issuance of long-term debt	311,642	—
Repayment of long-term debt	(41,900)	(13,301)
Payment of debt issuance costs	(2,969)	(68)
Payment of deferred purchase price payable	(4,531)	—
Payment of equity issuance costs	—	(744)
Payment of contingent consideration	—	(72)
Cash proceeds from public warrant exercise	—	19
Contributions from noncontrolling interests	8,347	3,220
Redemption of redeemable noncontrolling interests	(3,224)	—
Distributions to noncontrolling interests	(3,326)	(1,914)
Net cash provided by (used for) financing activities	264,039	(12,860)
Net decrease in cash, cash equivalents, and restricted cash	(115,410)	(32,932)
Cash, cash equivalents, and restricted cash, beginning of period	199,398	330,321
Cash, cash equivalents, and restricted cash, end of period	$83,988	$297,389

	Nine months ended June 30,
	2023	2022
Supplemental cash flow disclosure
Cash paid for interest	$25,107	$14,927
Cash paid for taxes	85	99
Non-cash investing and financing activities
Asset retirement obligations	$4,291	$276
Debt assumed through acquisitions	7,883	11,948
Noncontrolling interest assumed through acquisitions	13,500	2,125
Redeemable noncontrolling interest assumed through acquisitions	11,341	—
Acquisitions of property and equipment included in construction payable	1,730	—
Acquisitions of property, plant and equipment included in other current liabilities	—	4,004
Conversion of Alignment Shares into common stock	11	15
Deferred purchase price payable	7,606	—
Construction loan conversion	—	(4,186)
Term loan conversion	—	4,186
Exchange of warrants into common stock	—	7,779
Warrants exercised on a cashless basis	—	35,858

Non-GAAP Financial Reconciliation

Reconciliation of GAAP reported Net Income to non-GAAP adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Reconciliation of Net income (loss) to Adjusted EBITDA:
Net income (loss)	$6,776	$(96,628)	$13,991	$(14,919)
Income tax (benefit) expense	(1,940)	1,964	77	2,548
Interest expense, net	9,180	5,657	30,150	15,768
Depreciation, amortization and accretion expense	13,719	7,134	38,054	20,819
Stock-based compensation	4,176	2,708	11,304	6,670
Acquisition and entity formation costs	268	237	3,128	583
Loss (gain) on fair value remeasurement of contingent consideration	50	825	150	(146)
(Gain) loss on disposal of property, plant and equipment	—	(2,222)	649	(2,222)
Change in fair value of redeemable warrant liability	—	29,564	—	6,447
Change in fair value of Alignment Shares liability	(3,508)	72,418	(23,331)	9,367
Other expense (income), net	339	(2,267)	1,569	(2,860)
Adjusted EBITDA	$29,060	$19,390	$75,741	$42,055

Reconciliation of non-GAAP adjusted EBITDA margin:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA margin:
Adjusted EBITDA	$29,060	$19,390	$75,741	$42,055
Operating revenues, net	45,079	30,438	120,970	74,399
Adjusted EBITDA margin	64%	64%	63%	57%